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                                                                   EXHIBIT 10.55

10 February 2003


Mr Kenneth Crowley
C/o DesalCo Limited
Hamilton
Bermuda


Dear Casey

RE:      EMPLOYMENT CONTRACT

Subject to completion of the acquisition of DesalCo Limited by Consolidated Water Co. Ltd. and your obtaining a Work Permit from the Cayman Islands Government, I am pleased to offer you employment with Consolidated Water Co. Ltd. ("the Company") as VICE PRESIDENT-OVERSEAS OPERATIONS with effect from the later of your obtaining the work permit and 10 February 2003 and on the following terms and conditions.

1. This agreement cancels all previous agreements between yourself and DesalCo Limited who has signed it signifying its agreement to this cancellation and to the next following paragraph;

2. Your hire date is September 3, 1991 for the purpose of determining any rights or benefits you may have under Cayman Islands Labour Law and in consideration of this, you abandon any rights you may have against DesalCo Limited in respect of any payments to which you might otherwise have been entitled under your contract with DesalCo Limited or the laws of Bermuda;

3.   Your immediate supervisor is the President of Consolidated Water Co. Ltd.;

4. Your base salary is US$93,000 per year, which will be paid to you on a semi-monthly basis. Your job performance will be reviewed at the end of each fiscal year. You may be granted a base salary increase based on the results of each performance review;

5. Further, for each complete financial year, or pro rata in respect of a part thereof, beginning with the financial year 2003, during which you serve as Vice President-Overseas Operations, you will be paid not later than March 15th following the end of each financial year, a bonus of 1.5% of the sum of the net profits of (i) Waterfields Company Limited and (ii) Belize Water Limited, calculated before charging this bonus and before charging dividend or crediting any amount accruing from the re-valuation of those companies' assets;



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6.   You will perform your duties under this Agreement during normal business hours from Monday through Friday inclusive (save on public holidays) but accept that your duties, which include frequent traveling on the Company's business both within the Cayman Islands and abroad, will require work to be undertaken outside normal working hours, and on Saturdays, Sundays and bank and public holidays. You further accept that in the event that you are required to work outside normal working hours, you shall be deemed to be performing managerial and supervisory functions on behalf of the Company and no overtime pay shall be payable as the same has already been taken into account in the rate of your overall salary. However you may be granted extra time off in exchange for additional time worked;

7. You are entitled to four (4) working weeks as vacation leave each year. You must obtain prior approval from the President for the specific dates and times of your vacation leave. You are allowed to miss up to ten (10) working days per year in the event that you are ill and cannot work, without deduction from your salary. You are entitled to receive pay for all public holidays in the Cayman Islands. You are entitled to a one hour lunch break each working day;

8. The Company will provide health insurance with British Caymanian Insurance Company Limited, or another suitable health insurance provider as determined by the Company from time to time, to at least the coverage required by law and will meet the full cost of premiums for the insurance. The health insurance will provide major medical coverage, and may provide other additional benefits at the discretion of the Company. You will be responsible for paying any deductibles or co-payments in accordance to the terms and conditions of the insurance provided by the Company;

9. The Company will enroll you as its employee in the Cayman Islands Chamber of Commerce Pension Plan, or another suitable pension plan as determined by the Company from time to time, and will contribute into your pension account those amounts required by Law from time to time;

10. All expenses for which you claim reimbursement must be within pre-approved budgets. Subject to this, the Company must reimburse you for the all reasonable expenses you incur on behalf of the Company upon the production of the necessary vouchers or your verifying, to the Company's satisfaction, the amount that you have spent, even though you are unable to produce vouchers;

11. Upon your relocation to the Cayman Islands from Bermuda, the Company will pay for your airline ticket from Bermuda to the Cayman Islands. The Company will also meet all reasonable moving costs for personal effects in excess of normal luggage when you move these effects from Bermuda to the Cayman Islands. The Company will provide you suitable accommodation and transportation for a period of two weeks after your arrival in the Cayman Islands, or until you have found permanent accommodation and transport, whichever period is shorter;


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12.  The Company will not meet the cost of relocating you or your belongings from the Cayman Islands to another place should your employment be terminated for whatever reason;

13. Your primary place of work will be any part of the Cayman Islands. However you will be required to travel frequently, and from time to time it may be necessary to temporarily locate you at any one of the Company's other places of business or subsidiary operations, in which case the same terms and conditions will apply except that suitable accommodation will be provided at no cost to yourself;

14. You will be required to give ninety (90) days' written notice to Company should you decide to resign your position, and the Company is required to give ninety (90) days' written notice to you should your employment be terminated for reasons other than gross negligence or misconduct. In the case of gross negligence or misconduct by yourself on the job, your employment may be terminated immediately. If your employment is terminated for cause, the Companywill not pay you compensation except to the extent required by law;

15.  You are required at all times to follow Company safety policies;

16. The Company reserves the right to regularly carry out random screenings of its employees for use of illegal drugs.

If you choose to accept these terms of employment please indicate so by signing in the space below.

Yours sincerely,
FOR CONSOLIDATED WATER CO. LTD.

/s/ Mr. Frederick McTaggart
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Frederick W. McTaggart
PRESIDENT

I, Kenneth Crowley, accept the above offer of employment made to me on these terms and conditions.

 /s/ KENNETH CROWLEY                                        FEBRUARY 21, 2003
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Signature                                                   Date



On behalf of DesalCo Limited:-

 /S/ FREDERICK MCTAGGART                                    FEBRUARY 14, 2003
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Signature                                                   Date


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